                                                                      EXHIBIT 11



                    PONDER INDUSTRIES, INC., AND SUBSIDIARIES


                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                    (In Thousands, Except Share Information)


                                                                                           Three Months
                                                                                         Ended November 30
                                                                                   -----------------------------
                                                                                       1998             1997
                                                                                   -----------      ------------
COMPUTATION OF BASIC LOSS PER SHARE:
   Net loss                                                                        $      (960)     $      (424)
                                                                                   ===========      ===========
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK
   OUTSTANDING                                                                       9,273,096        5,005,960
                                                                                   ===========      ===========
BASIC LOSS PER COMMON SHARE                                                        $      (.10)     $      (.08)
                                                                                   ===========      ===========
COMPUTATION OF DILUTED LOSS PER SHARE:
   Net loss                                                                        $      (960)     $      (424)
   Interest and debt issue cost amortization expense not incurred upon assumed
     conversion of Senior Notes                                                           --                 24
                                                                                   -----------      -----------
   Net loss applicable to common stockholders used for computation                 $      (960)     $      (400)
                                                                                   ===========      ===========

Weighted average number of shares of common stock outstanding                        9,273,096        5,005,960

Weighted average incremental shares outstanding upon assumed conversion
   of options and warrants                                                                --            740,977

Weighted average incremental shares outstanding upon assumed conversion
   of Senior Notes                                                                        --            263,736
                                                                                   -----------      -----------
WEIGHTED AVERAGE COMMON SHARES AND COMMON SHARE
   EQUIVALENTS USED FOR COMPUTATION                                                  9,273,096        6,010,673
                                                                                   ===========      ===========
DILUTED LOSS PER COMMON SHARE AND COMMON SHARE
   EQUIVALENT                                                                      $      (.10)     $      (.07)(a)
                                                                                   ===========      ===========



     (a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.